Exhibit 99.1

NEWS RELEASE

Visteon Appoints Steven Fitzgerald as Vice President and Chief Human Resources Officer

VAN BUREN TOWNSHIP, Mich., June 9, 2016 – Visteon Corporation (NYSE:VC), a leading global supplier of vehicle cockpit electronics, has appointed Steven Fitzgerald as vice president and chief human resources officer. Fitzgerald has more than 28 years of technology, automotive and hospitality experience, most recently as vice president, human resources, for global communications technology firm Avaya. He previously led global talent management for Sun Microsystems and served 14 years with Ford Motor Co. in roles ranging from strategy to labor relations.

Fitzgerald, 52, reports to Visteon President and CEO Sachin Lawande. As a corporate officer and member of Visteon’s leadership team, Fitzgerald is responsible for global human resources strategy and programs, including recruitment and development, compensation and benefits, labor relations and organizational structure.

“Steve is a proven human resources leader with a track record of results across multiple industries,” Lawande said. “His experience building and cultivating world-class talent in automotive and technology environments – and driving organizational effectiveness – make him a great fit for Visteon as we continue our transformation as a technology-focused, growth-oriented enterprise.”

During his career, Fitzgerald has been responsible for a broad range of HR disciplines, including workforce planning, leadership development, talent management and succession planning, global inclusion and diversity, mergers and acquisitions, compensation and benefits, and labor relations. Prior to his role at New Jersey-based Avaya, he was senior vice president, human resources, at Vail Resorts, one of the world’s premier hospitality companies. He previously led global talent management at Sun Microsystems, following its acquisition of StorageTek, where he served as senior director of organizational learning and effectiveness. He started his career at Ford, holding a variety of roles in labor relations, start-ups, strategy and various operating disciplines.

Fitzgerald has bachelor’s and master’s degrees from Michigan State University.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, and telematics solutions; its brands include Lightscape®, OpenAir® and SmartCore™. Headquartered in Van Buren Township, Michigan, Visteon has nearly 11,000 employees at more than 40 facilities in 18 countries. Visteon had sales of $3.25 billion in 2015. Learn more at www.visteon.com.

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Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

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